Exhibit No. 99.1

AMENDMENT OF THE PENN MILLERS HOLDING
CORPORATION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Penn Millers Holding Corporation (“PMHC”) maintains the Penn Millers Holding Corporation Supplemental Executive Retirement Plan (the “SERP”) for the benefit of a select group of management and highly compensated employees; and

WHEREAS, effective October 31, 2009, eligibility for participation in, and benefit accruals under, the Penn Millers Holding Corporation Pension Plan (the “Pension Plan”) ceased and PMHC established, effective as of October 16, 2009, the Penn Millers Holding Corporation Employee Stock Ownership Plan (the “ESOP”), in part, to replace future benefit accruals under the Pension Plan; and

WHEREAS, it is the intent of PMHC that each participant’s benefit under the SERP be offset by all other benefits he or she is entitled to receive under any other retirement plan of PMHC or under the Federal Social Security Act; and

WHEREAS, because the ESOP was adopted after the SERP, the SERP does not explicitly provide for benefits thereunder to be offset by a participant’s account balance under the ESOP, if any; and

WHEREAS, pursuant to Section 6.2 of the SERP, PMHC reserves to itself, by action of the Board of Directors, the right to amend the SERP at any time and from time to time; and

WHEREAS, the Board has taken action to amend the SERP to explicitly provide that any benefits a participant is entitled to receive thereunder will be reduced by such participant’s account balance, if any, under the ESOP.

NOW, THEREFORE, the SERP is amended, effective October 16, 2009, as follows:

1. Section 1.38 of the SERP is amended to read as follows (additions bold-underlined):

“Reduced SERP Benefit” shall mean an amount, expressed as a single life annuity, that is computed based on the following:

(a) The Participant’s Average Compensation multiplied by sixty-five percent (65%), and multiplied by the Early Retirement Reduction Factor; less

(b) The single life annuity benefit which is the Actuarial Equivalent of the Participant’s 401(k) Employer Contributions; less

(c) The single life annuity benefit that would be payable immediately to the Participant under the Pension Plan; less

(d) The Participant’s Estimated Social Security Benefit; less

(e) The single life annuity benefit which is the Actuarial Equivalent of the Participant’s vested account balance under the Penn Millers Holding Corporation Employee Stock Ownership Plan (as amended from time to time, or any successor thereto, the “ESOP”).

2.  Section 1.41 of the SERP is amended to read as follows (additions bold-underlined):

“SERP Benefit” shall mean an amount, expressed as a single life annuity, that is computed based on the following:

(a) The Participant’s Average Compensation multiplied by sixty-five percent (65%); less

(b) The single life annuity benefit which is the Actuarial Equivalent of the Participant’s 401(k) Employer Contributions; less

(c) The single life annuity benefit that would be payable to the Participant under the Pension Plan; less

(d) The Participant’s Estimated Social Security Benefit; less

(e) The single life annuity benefit which is the Actuarial Equivalent of the Participant’s vested account balance under the ESOP.

IN WITNESS WHEREOF, the PMHC has caused its duly authorized officers to execute this Amendment on this 27th day of January, 2010.

PENN MILLERS HOLDING CORPORATION

By:	/s/ Michael O. Banks
Executive Vice President and
Chief Financial Officer